Exhibit 99.1

 The Bancorp Implements Cost Reduction Plan to Reduce Expenses and Improve Efficiencies
First Phase Involves Workforce Reduction

Wilmington, DE, Sept. 15, 2016 – The Bancorp, Inc. (NASDAQ: TBBK) today began the implementation of a board-approved cost reduction plan designed to streamline its businesses and corporate functions and better position the organization for the future. The first phase of the plan entailed a company-wide workforce reduction. The second phase will entail a close examination and identification of potential cost saving opportunities within the company's supply chain network.

"As part of a larger Strategic Plan, this necessary and difficult effort will create a financial services and technology company that is stronger, nimbler, and better equipped within the marketplace," said Damian Kozlowski, President and Chief Executive Officer. "We believe we can substantially lower our operating run rate by 20% to 25% without significantly affecting revenue and, ultimately, have a healthy operating leverage with double-digit business revenue and single-digit expense growth. We also believe we can take these actions without negatively impacting our remediation efforts or operating model controls. We express our sincere gratitude for the contributions of the employees affected by job eliminations and are committed to supporting them with important transitional information and resources."

About The Bancorp
With operations in the US and Europe, The Bancorp, Inc. (NASDAQ: TBBK) is dedicated to serving the unique needs of non-bank financial service companies, ranging from entrepreneurial start-ups to those on the Fortune 500. The company's primary subsidiary, The Bancorp Bank (Member FDIC, Equal Housing Lender), has been repeatedly recognized in the payments industry as the Top Issuer of Prepaid Cards (U.S.), a top merchant sponsor bank, and a top ACH originator. Specialized lending distinctions include National Preferred SBA Lender, a leading provider of securities-backed lines of credit, and one of the few bank-owned commercial leasing groups in the nation. For more information, please visit www.thebancorp.com.

Forward-Looking Statements
Statements in this release regarding The Bancorp's business are "forward-looking statements" that involve risks and uncertainties. These statements may be identified by the use of forward-looking terminology, including but not limited to the words "may," "believe," "will," "expect," "look," "anticipate," "estimate," "continue," or similar words. For further discussion of the risks and uncertainties to which these forward-looking statements may be subject, see The Bancorp's filings with the SEC, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of those filings. These risks and uncertainties could cause actual results to differ materially from those projected in the forward-looking statements. The forward-looking statements speak only as of the date of this press release. The Bancorp does not undertake to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this presentation, except as may be required under applicable law.

The Bancorp Media Relations
 Rob Tacey, Director, Public Relations